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                                                                     EXHIBIT 8.3


RP FINANCIAL, LC.
-------------------------------------------
Financial Services Industry Consultants



                                                  November 28, 1997



Board of Trustees
Lockport Savings Bank
6950 South Transit Road
Lockport, New York   14095-0514

Re:  Plan of Conversion: Subscription Rights

Gentlemen:

       All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Reorganization (the "Plan of Conversion") adopted by the Board of Trustees of Lockport Savings Bank ("Lockport Savings" or the "Bank"). Pursuant to the Plan of Conversion, Lockport Savings will become a wholly-owned subsidiary of Niagara Bancorp, Inc. (the "Holding Company"), a Delaware Corporation, and Niagara Bancorp, Inc. will issue a majority of its common stock to Niagara Bancorp, M.H.C. (the "MHC"), and sell a minority of its common stock to the public.

       We understand that in accordance with the Plan of Conversion, Subscription Rights to purchase shares of Common Stock in the Holding Company are to be issued to: (1) Eligible Accounts Holders; (2) the Bank's Employee Plans including the ESOP; and (3) Supplemental Eligible Account Holders. Based solely upon our observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

       (1)  the Subscription Rights will have no ascertainable market value;
            and,

       (2) the price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

       Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Holding Company's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the conversion will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                             Very truly yours,

                                             RP FINANCIAL, LC.

                                             /s/ James P. Hennessey
                                             --------------------------
                                             James P. Hennessey
                                             Senior Vice President

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